Exhibit 99

             AltiGen Reports Second Quarter 2003 Financial Results

FREMONT, Calif., April 30 /PRNewswire-FirstCall/ --

AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems, today reported its financial results for the Company's second quarter of fiscal 2003, ended March 31, 2003.

Revenues for the second quarter of fiscal 2003 were $2.4 million, as compared to $2.9 million in the previous quarter, and $2.2 million a year ago. Net loss for the quarter was $ 1.45 million or $0.11 per share, as compared to a net loss of $0.98 million or $0.07 per share in the previous quarter, and a net loss of $2.0 million or $0.15 per share a year ago.

"We believe that business during the last half of the quarter was disrupted by both uncertainty associated with war on Iraq and customer reluctance to finalize purchase decisions," stated Gilbert Hu, President and CEO. "However, for the month of April, which is the first month of our third fiscal quarter, AltiGen's revenues have rebounded strongly compared to January. As such, we remain cautiously optimistic that in the June quarter, we will be able to demonstrate sequential revenue growth."

Hu continued, "During the March period, we began shipping our new AltiContact Manager to customer sites. This solution effectively allows AltiGen to offer a much higher value proposition to an entirely new market -- mid-sized companies with up to 500 employees. In addition, this contact manager solution is tightly integrated and complementary with Microsoft's CRM solutions.

"Looking ahead, we are very excited about the marketing opportunities with Microsoft, and believe that our recently announced integration with their CRM will open many doors for us. AltiGen's out-of-the box integrated solution can significantly reduce costs and implementation times at small- and mid-sized organizations. By delivering several important components of top-tier technology, including CRM integration, to our target market of small- and mid-sized businesses, we now have the opportunity to expand into a new tier of high value-added resellers," concluded Hu. Phil McDermott, AltiGen's Chief Financial Officer, commented, "AltiGen's fundamental strengths remain intact. We continue to focus on the cost-effective management of our organization. At quarter end, the Company has a solid cash balance of $10.4 million, with no long-term debt."

Earnings Conference Call

The Company will conduct a conference call with investment professionals at 1:30 PM Pacific Time (4:30 PM Eastern Time) today, April 30, 2003 to discuss results of operations for the second quarter. Dial 800-540-0559 to listen in to the call. A live Webcast will also be made available at www.altigen.com and will also be archived for 90 days at this URL.

About AltiGen

AltiGen Communications, Inc. designs, manufactures and markets next-generation IP phone systems (IP-PBXs) that give small to mid-sized businesses integrated communication systems for streamlined operations and enhanced productivity. AltiGen's IP phone system uses both the Internet and public telephone network interchangeably and allows businesses to integrate their phones, databases and PC's into one powerful Web enabled communications network. For more information, call 1-888-ALTIGEN or visit the Website at http://www.altigen.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP systems in the small-to-midsize marketplace, our revenue progress in our third fiscal quarter, market acceptance of our recently announced AltiContact Manager, and the successful introduction of the Out-of-the-Box Integration of Contact Center Products. These statements reflect management's current expectations. However, actual results could differ materially as a

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result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to the Company's 10-K for the year ended September 30, 2002, and the company's most recent 10Q for the period ending December 31, 2002. AltiGen assumes no obligation to update the forward-looking information contained in this press release.

                                Tables to Follow

                          AltiGen Communications, Inc.
                Condensed Consolidated Statements of Operations
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                      Second Quarter Ended  Six Months Ended
                                            March 31             March 31
                                     FY 2003    FY 2002    FY 2003    FY 2002

    Net Revenues                      $2,355     $2,202     $5,245     $3,971
    Gross profit (loss)                1,341      1,103      2,902      1,971

    Research & development             1,053      1,006      2,000      2,052
    Selling, general & administrative  1,775      2,058      3,485      4,075
    Deferred stock compensation           14         93         28        186

    Operating loss                    (1,501)    (2,054)    (2,611)    (4,342)

    Interest & other income, net          48         70        173        169

    Net loss                         $(1,453)   $(1,984)   $(2,438)   $(4,173)

    Basic and diluted net loss per
     share                            $(0.11)    $(0.15)    $(0.18)    $(0.31)

    Weighted average shares
     outstanding                      13,544     13,148     13,532     13,307


                     Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                  (Unaudited)

                                                 Mar. 31, 2003  Sept. 30, 2002

    Cash & cash equivalents                          $8,890        $7,210
    Short-term investments                            1,490         4,938
    Accounts receivable, net                          1,192         1,656
    Inventories                                       1,361         1,263
    Other current assets                                511           556
    Net property & equipment                            436           635
    Other long-term assets                              195           248
    Total Assets                                    $14,075       $16,506

    Current liabilities                              $3,087        $3,135
    Stockholders' equity                            10,988        13,371

    Total Liabilities & Stockholders' Equity         $14,075      $16,506